As filed with the Securities and Exchange Commission on March 23, 2011

Registration Statement No. 333-163925

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

AMERICAN SURGICAL HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	98-0403551
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Zak W. Elgamal

Chairman of the Board and Chief Executive Officer

American Surgical Holdings, Inc.

10039 Bissonnet, Suite 250

Houston, Texas 77036

(713) 779-9800

(Name, address, including zip code, and telephone number including area code, of registrant’s principal executive offices and agent for service)

Copies to:

Kathleen L. Deutsch, P.A.

Broad and Cassel

One North Clematis Street, Suite 500

West Palm Beach, Florida 33401

Telephone: (561) 832-3300

Telecopier: (561) 650-1130

Approximate date of commencement of proposed sale to the public: No longer applicable because the shares are being removed from registration.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box:  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a small reporting company. See the definitions of “larger accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if smaller reporting company)	Smaller reporting company	☒

TERMINATION OF REGISTRATION

This Post-Effective Amendment No. 1 (this “Post-Effective Amendment”), filed by American Surgical Holdings, Inc., a Delaware corporation (the “Company”), removes from registration all shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), registered under the Registration Statement on Form S-1 (File No. 333-163925) declared effective by the Securities and Exchange Commission on February 11, 2010 (the “Registration Statement”) pertaining to the registration of 3,060,500 shares of the Company’s Common Stock.

On December 20, 2010, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”), as amended, with AH Holdings, Inc., a Delaware corporation (“Parent”), and AH Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), providing for, among other things, the merger of Merger Sub with and into the Company (the “Merger”) with the Company continuing as the surviving corporation as a wholly owned subsidiary of Parent.

On March 23, 2011, the Merger became effective as a result of the filing of a Certificate of Merger with the Secretary of State of the State of Delaware.

As a result of the Merger, the Company has terminated the offering of its securities pursuant to the Registration Statement. Effective upon filing hereof, the Company hereby removes from registration all shares of the Company’s Common Stock registered under the Registration Statement that remain unsold as of the date of this Post-Effective Amendment.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on March 23, 2011.

AMERICAN SURGICAL HOLDINGS, INC.

By:	/s/ Zak W. Elgamal
Zak W. Elgamal,
Chairman of the Board and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name and Signature	Title	Date

/s/ Zak W. Elgamal Zak W. Elgamal	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	March 23, 2011

/s/ Jaime A. Olmo-Rivas Jaime A. Olmo-Rivas	Vice Chairman of the Board	March 23, 2011

/s/ James Longaker James Longaker	Chief Financial Officer (Principal Financial and Accounting Officer)	March 23, 2011

/s/ Henry Y. L. Toh Henry Y. L. Toh	Director	March 23, 2011

/s/ Charles Bailey Charles Bailey, M.D.	Director	March 23, 2011

/s/ Michael Kleinman Michael Kleinman, M.D.	Director	March 23, 2011

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